Exhibit 12.1

	For the nine months ended Sept 30,	For the year ended December 31,
	2016	2015	2014	2013	2012	2011
INCLUDING INTEREST ON DEPOSITS
Earnings
Net income before income taxes	25,187,832	20,597,123	17,991,507	19,556,187	17,640,841	13,998,068
Plus: Total Fixed Charges (see below)	8,994,966	13,706,529	16,894,128	17,766,521	19,726,613	23,578,392
Less: Preferred stock dividends	—	—	1,664,426	4,874,311	5,378,592	8,129,054

Total Earnings	34,182,798	34,303,652	33,221,209	32,448,397	31,988,862	29,447,406

Fixed Charges
Total interest expense	8,994,966	13,706,529	16,894,128	17,766,521	19,726,613	23,578,392
Interest included in operating lease rental exp	—	—	—	—	—	—

Total Fixed Charges	8,994,966	13,706,529	16,894,128	17,766,521	19,726,613	23,578,392
Preferred stock dividends	—	—	1,664,426	4,874,311	5,378,592	8,129,054

Total Fixed Charges and Preferred Stock Dividends	8,994,966	13,706,529	18,558,554	22,640,832	25,105,205	31,707,446

Ratio of Earnings to Fixed Charges	3.80	2.50	1.97	1.83	1.62	1.25

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	3.80	2.50	1.79	1.43	1.27	0.93

EXCLUDING INTEREST ON DEPOSITS
Earnings
Net income before income taxes	25,187,832	20,597,123	17,991,507	19,556,187	17,640,841	13,998,068
Plus: Total Fixed Charges excluding interest on deposits (see below)	4,888,739	9,210,991	12,385,207	13,052,215	13,507,900	14,639,336
Less: Preferred stock dividends	—	—	1,664,426	4,874,311	5,378,592	8,129,054

Total Earnings	30,076,571	29,808,114	28,712,288	27,734,091	25,770,149	20,508,350

Fixed Charges
Total interest expense	8,994,966	13,706,529	16,894,128	17,766,521	19,726,613	23,578,392
Interest included in operating lease rental exp	—	—	—	—	—	—
Less: Interest expense on deposits	4,106,227	4,495,538	4,508,921	4,714,306	6,218,713	8,939,056

Total Fixed Charges (excluding interest on deposits)	4,888,739	9,210,991	12,385,207	13,052,215	13,507,900	14,639,336
Preferred stock dividends	—	—	1,664,426	4,874,311	5,378,592	8,129,054

Total Fixed Charges and Preferred Stock Dividends (excluding interest on deposits)	4,888,739	9,210,991	14,049,633	17,926,526	18,886,492	22,768,390

Ratio of Earnings to Fixed Charges	6.15	3.24	2.32	2.12	1.91	1.40

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	6.15	3.24	2.04	1.55	1.36	0.90

**	The preferred stock dividend amounts have been grossed up to compute the pre-tax income equivalent assuming an estimated 35% tax rate.